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                                                                   EXHIBIT 10.1

                         AMENDMENT TO SERVICE AGREEMENT

         Daniel R. Fischel ("Mr. Fischel") entered into a service agreement with Lexecon Inc. ("Lexecon") and Nextera Enterprises, Inc. ("Nextera") on December 31, 2002 (the "Service Agreement"). The purpose of this Agreement (this "Agreement") is to amend certain provisions of the Service Agreement.

         The parties agree as follows:

         1. The first sentence of Section 5(b) of the Service Agreement is amended and restated to read as follows:

         "During the term of this Agreement, Mr. Fischel shall manage the Chicago Office in accordance with the shared goal of Mr. Fischel and the Company to maximize the operating income of the Chicago Office."

         2. The first paragraph of Section 5(c) is amended and restated to read as follows:

         "The Group shall maintain a bonus pool for the Chicago Office (the "Bonus Pool"), calculated annually based on a calendar year. Mr. Fischel shall have the authority to allocate the Bonus Pool to himself and the other service providers in the Chicago Office, subject to the review and approval of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"); provided, however, that the Compensation Committee shall not prohibit an allocation of the Bonus Pool to Mr. Fischel which is the same as his 2001 Percentage (as defined below) of the Bonus Pool without Mr. Fischel's consent. Notwithstanding the foregoing, Mr. Fischel acknowledges that it may be in the mutual financial benefit of the parties for the Company to hire one or more additional senior professionals for the Chicago Office in an effort to increase the operating income of said office and, in said event, it may be necessary to provide to said senior professional(s) a percentage of the Bonus Pool and to decrease Mr. Fischel's percentage of the Bonus Pool to reflect such hiring and the additional operating income anticipated to be generated for the Chicago Office by such action. Mr. Fischel agrees in any such events to act in good faith and not to unreasonably withhold his consent to a request by the Company to reduce Mr. Fischel's Bonus Pool percentage below the 2001 Percentage. (Any reference in this Agreement to "Mr. Fischel's Percentage" shall mean his 2001 Percentage as modified as provided above.) The "2001 Percentage" shall mean 36%. The Bonus Pool shall equal:"

         3.       Section 5(l) is deleted in its entirety.

         4. Mr. Fischel acknowledges that the foregoing amendments to his Service Agreement do not constitute "Good Reason" for Mr. Fischel to terminate his employment under the Service Agreement.

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         5.       All other provisions of the Service Agreement remain in full force and effect, and the parties to said Service Agreement retains all of his or its rights and remains subject to all of his or its obligations thereunder.

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         Whereas, the parties have entered into this Agreement as of April 24,
2003.

                                                   /s/ Daniel R. Fischel
                                                   -----------------------------
                                                   Daniel R. Fischel

                                                   LEXECON INC.

                                                   By: /s/ MICHAEL P. MULDOWNEY
                                                      --------------------------

                                                   NEXTERA ENTERPRISES, INC.

                                                   By: /s/ RICHARD V. SANDLER
                                                      --------------------------


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